                                                                     Exhibit 2.1

                                                                  Execution Copy



                              ACQUISITION AGREEMENT
                           dated as of March 26, 1999


                                 by and between


                              K2 ACQUISITIONS INC.
                             a Delaware corporation


                                       and


                            MORROW SNOWBOARDS, INC.,
                              an Oregon corporation



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                                TABLE OF CONTENTS

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

ARTICLE I. SALE OF ASSETS; PURCHASE PRICE..................................   1
        1.1 Sale of Assets.................................................   1
               (a) Sale of Assets..........................................   1
               (b) Definition of Assets....................................   1
               (c) Assumption of Certain Contracts.........................   3
        1.2 Purchase Price and Payment.....................................   3
               (a) Purchase Price..........................................   3
               (b) Mechanics of Payment....................................   3
        1.3 Time and Place of Closing......................................   3
        1.4 Closing Date Deliveries........................................   4
               (a) Company Deliveries......................................   4
               (b) Purchaser Deliveries....................................   4
               (c) Additional Deliveries...................................   5

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................   5
        2.1 Organization, Standing and Power...............................   5
        2.2 Authority and Enforceability...................................   5
        2.3 Title to Assets; Condition.....................................   6
        2.4 No Violations Resulting From Transactions......................   6
        2.5 Compliance with Laws...........................................   6
        2.6 Litigation.....................................................   7
        2.7 Financial Advisors.............................................   7
        2.8 Financial Statements and Financial Condition...................   8
               (a) Financial Statements....................................   8
               (b) No Undisclosed Liabilities..............................   8
               (c) Solvency................................................   8
        2.9 Intellectual Property..........................................   9
               (a) List of Intellectual Property; Sufficiency..............   9
               (b) Title; Validity; Pending Applications; Infringements....   9
               (c) Forfeiture of Rights....................................  10
               (d) Protection and Maintenance of Intellectual Property.....  10
        2.10 Contracts.....................................................  11
        2.11 Inventory.....................................................  11
        2.12 Product Warranties............................................  11
        2.13 Labor and Employment Matters..................................  11
        2.14 No Misrepresentation..........................................  12

ARTICLE III. MISCELLANEOUS COVENANTS OF THE COMPANY........................  12
        3.1 Confidentiality................................................  12
        3.2 Right of First Refusal.........................................  12

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

               (a) Offer Notice............................................  12
               (b) Corporate Event Defined.................................  13

ARTICLE IV. REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER.........  14
        4.1 Organization, Standing and Power...............................  14
        4.2 Authority......................................................  14
        4.3 No Violations Resulting From Transactions......................  14

ARTICLE V. ADDITIONAL AGREEMENTS...........................................  15
        5.1 Additional Agreements..........................................  15
               (a) Further Assurances......................................  15
               (b) Non-Assignable Agreements...............................  15
        5.2 Publicity......................................................  15
        5.3 Ceasing Use of the Name of the Business........................  16
        5.4 Sale of Excess Inventory.......................................  16
        5.5 Access to Premises.............................................  16
        5.6 Termination of Morrow Sales Representatives....................  17
        5.7 Provision of Replacement Snowboards............................  17

ARTICLE VI. SURVIVAL; INDEMNIFICATION......................................  17
        6.1 General Survival...............................................  17
        6.2 Indemnification................................................  17
               (a) Indemnification Provisions in General...................  17
               (b) Disregarding Specific Materiality Exceptions............  19
        6.3 Notice.........................................................  19

ARTICLE VII. GENERAL PROVISIONS............................................  19
        7.1 Notices........................................................  19
        7.2 Counterparts...................................................  20
        7.3 Entire Agreement; No Third Party Beneficiaries.................  20
        7.4 Governing Law..................................................  20
        7.5 Arbitration....................................................  20
        7.6 Severability...................................................  21
        7.7 Assignment.....................................................  21
        7.8 Specific Performance...........................................  21
        7.9 Amendment......................................................  22
        7.10 Fees and Expenses.............................................  22
        7.11 Sales and Use Taxes...........................................  22
        7.12 Interpretation................................................  22

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                              ACQUISITION AGREEMENT

         Acquisition Agreement dated as of March 26, 1999 (the "Agreement"), by and between K2 Acquisitions Inc., a Delaware corporation ("Purchaser"), and Morrow Snowboards, Inc., an Oregon corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Company is engaged in, among other things, the business of manufacturing, marketing and selling snowboards and related equipment and snowboard apparel and casual apparel;

         WHEREAS, the parties hereto desire that the Company sell, and Purchaser acquire, on the date hereof, all of the right, title and interest of the Company in and to certain Assets (as hereinafter defined) used by the Company in connection with the manufacture, marketing and sale of snowboards, snowboard bindings and related products (the "Business"), for the consideration and subject to the terms and conditions set forth herein (such transaction, the "Acquisition");

         WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I.
                         SALE OF ASSETS; PURCHASE PRICE

         1.1      SALE OF ASSETS.

                  (a) SALE OF ASSETS. Upon the terms and subject to the conditions of this Agreement, at the Closing, in consideration for the payment of the Purchase Price (as defined below) by the Purchaser to the Company, the Company shall irrevocably sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from the Company, free and clear of any and all Encumbrances, all right, title and interest in and to the Assets. Notwithstanding anything to the contrary in this Agreement, except as provided in Section 1.1(c) below, the Company and its subsidiaries shall retain, pay, perform, defend and discharge all liabilities or obligations of the Company and its subsidiaries and affiliates of any and every kind whatsoever, whether or not related to the Business, whether direct or indirect, fixed or contingent, liquidated or unliquidated, known or unknown, or otherwise, and of whatever kind or nature.

                  (b) DEFINITION OF ASSETS. For purposes of this Agreement, the term "Assets" shall mean and include the following assets:

                           (i)      all of the Company's right, title and
interest in and to (A) the


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"Morrow" and "Morrow Snowboards" names and the other trademarks, trade names and service marks of the Company as set forth on SCHEDULE 1.1(b)(i) attached hereto and any derivation thereof (collectively, the "Transferred Trademarks"), (B) all catalogs, tradebooths, posters, flyers, demo vans, marketing, sales and promotional literature, customer and supplier lists and files, preprinted materials and art work in the possession or control of the Company, which in each case are either used in connection with or relate solely to the Business,
(C) each process, invention, design, plan, process, prototype, shop drawing, know how, trade secret, computer program, software (including CAD and design software), source code, object code, database and formula which is either owned by the Company relating to the Business or which the Company has the right to use in connection with the operation of the Business (including all of the foregoing associated with the Company's "morrowsnowboards.com" Website but excluding any accounting or enterprise software used in connection with both the Business and the Company's other businesses and the Company's Adobe design software used in connection with the Company's apparel business); and (D) each patent and patent application (including, but not limited to those listed in SCHEDULE 1.1(b)(i)), copyright and copyright application, trade name and trade name registration, trademark and trademark registration, service mark and service mark registration, in any of the foregoing (whether registered or to be registered in the United States of America or elsewhere) applied for, issued to or owned by the Company (the assets to be conveyed to Purchaser pursuant to this Section 1.1(b)(i) are hereinafter referred to collectively as the "Company Intellectual Property");

                           (ii)     all of the machinery, equipment and tooling
used for the manufacture of snowboards and bindings that is owned by the Company, including the equipment listed on SCHEDULE 1.1(b)(ii) (the "Owned Equipment");

                           (iii)    all of the Company's rights to the
machinery, equipment and tooling used for the manufacture of snowboards and bindings that is leased by the Company (the "Leased Equipment"), including the Company's rights under those certain equipment lease agreements identified on
SCHEDULE 1.1(b)(iii) (the "Lease Agreements");

                           (iv)     all of the Company's snowboard inventory
(including raw materials and supplies, work in process and finished goods) identified on SCHEDULE 1.1(b)(iv) (the "Inventory");

                           (v)      those certain outstanding purchase orders
reflecting sales orders received and accepted by the Company with respect to the Business prior to the date hereof and identified on SCHEDULE 1.1(b)(v) and those additional purchase orders with respect to the Business received by the Company, whether before or after the Closing Date, that Purchaser in its sole discretion elects in writing to accept (collectively, the "Purchase Orders");

                           (vi)     the License Agreement, dated November 21,
1996, the Trademark License Agreement, dated November 21, 1996, and the International Distribution Agreement dated January 1, 1997, in each case by and between the Company and K. K. Morrow Japan (collectively, the "License and Distribution Agreements") and that certain Agreement dated as of April 9, 1998 (effective as of November 1, 1997) between the Company and Todd Richards (the


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"Endorsement Agreement"); and

                           (vii)    all of the Company's rights, claims,
credits, causes of action or rights of set-off against third parties relating to the Assets, whether liquidated or unliquidated, fixed or contingent, including claims pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to the Company for use in the Business or affecting any of the Assets of the Company.

Notwithstanding anything to the contrary in this Agreement, the term "Assets" shall not include any minute books, tax records or corporate seals of the Company.

                  (c) ASSUMPTION OF CERTAIN CONTRACTS. In addition to the foregoing, upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser and the Company shall execute and deliver an Assignment and Assumption Agreement (as provided for in Section 1.4), under the terms of which the Company shall assign its rights, and Purchaser shall assume the Company's obligations, with respect to the License and Distribution Agreements and the Lease Agreements and the Endorsement Agreement (collectively, the "Assigned Contracts").

         1.2      PURCHASE PRICE AND PAYMENT.

                  (a) PURCHASE PRICE. In consideration for the sale, conveyance, assignment, transfer and delivery of the Assets and the various undertakings of the Company hereunder and under the Ancillary Agreements (as defined in Section 2.1 below), Purchaser shall, upon the terms and subject to the conditions of this Agreement, pay the Company at the Closing (except as otherwise indicated below) an aggregate cash amount determined as follows: (i) with respect to the Company Intellectual Property and the Purchase Orders, $830,000; (ii) with respect to the Owned Equipment and Leased Equipment, $500,000 (of which $243,205 will be paid to the Company in respect of the Owned Equipment and $256,795 will be retained by Purchaser to satisfy its obligations under the Lease Agreements with respect to the Leased Equipment); (iii) with respect to all Inventory consisting of finished goods, $798,431 (of which $200,000 (the "Deposit") was previously wired directly to counsel to the Company on March 22, 1999 and $598,431 will be paid at the Closing); and (iv) with respect to all Inventory consisting of raw materials, supplies and work in process, $914,403 (the sum of such amounts, the "Purchase Price").

                  (b) MECHANICS OF PAYMENT. The Company hereby directs the Purchaser to pay the Purchase Price at the Closing by wire transfer directly to its secured lender, Foothill Capital Corporation, to an account designated in writing by Foothill Capital Corporation (the "Foothill Account"); and Purchaser hereby directs counsel to the Company to forward the Deposit to the Foothill Account by wire transfer.

         1.3 TIME AND PLACE OF CLOSING. The closing of the Acquisition (the "Closing") shall take place simultaneously with the execution of this Agreement, at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, unless another date, time or place is agreed to in writing by the parties hereto (the day on which the


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Closing takes place being the "Closing Date").

         1.4      CLOSING DATE DELIVERIES.

                  (a) COMPANY DELIVERIES. At the Closing, the Company shall, as appropriate, enter into, execute and/or deliver:

                           (i)      the Bill of Sale in the form attached hereto
as Exhibit A;

                           (ii)     the Assignment and Assumption Agreement in
the form attached hereto as Exhibit B;

                           (iii)    the Assignment of Patents and Trademarks
(the "Patent and Trademark Agreement") in the form attached hereto as Exhibit C;

                           (iv)     the Internet Domain Name Assignment in the
form attached hereto as Exhibit D;

                           (v)      copies of any permits issued by any
Governmental Entity (as defined below) and any consents executed by third parties required for the valid transfer of the Assets as contemplated by this Agreement;

                           (vi)     resolutions adopted by the Board of
Directors of the Company approving this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, certified by the Company's corporate secretary;

                           (vii)    evidence satisfactory to the Purchaser of
the release of any and all Encumbrances on the Assets; and

                           (viii)   any other instruments of conveyance or
transfer which may be reasonably necessary in the sole discretion of Purchaser, including, without limitation, any additional instruments of assignment in connection with Company Intellectual Property, each in form and substance reasonably acceptable to Purchaser, pursuant to which the Company shall sell, convey, assign, transfer and deliver to Purchaser all right, title and interest in, to and under the Assets, free and clear of any and all Encumbrances.

                  (b) PURCHASER DELIVERIES. At the Closing, the Purchaser shall, as appropriate, enter into, execute and/or deliver:

                           (i)      the Purchase Price, payable as provided in
Section 1.2;

                           (ii)     the Assignment and Assumption Agreement;

                           (iii)    the Internet Domain Name Assignment; and

                           (iv)     a waiver letter, signed by K-2 Corporation,
stating that K-2 Corporation waives any right to collect royalties from the Company pursuant to that certain


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License Agreement dated as of November 9, 1998 in connection with the sale by the Company of side-step bindings prior to the Closing Date or the sale of step-in bindings pursuant to Section 5.4 after the Closing Date.

                  (c) ADDITIONAL DELIVERIES. The Company shall simultaneously with such deliveries take all additional steps as may be necessary to put Purchaser in actual possession and operating control of the Assets. On and after the Closing Date, the parties hereto shall enter into, execute and deliver such other and further agreements, documents and instruments, as any of them may reasonably request, for the purpose of effectuating the transactions contemplated by this Agreement, in each case upon the terms and conditions of Section 5.1(a) below.

                                   ARTICLE II.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Purchaser as follows:

         2.1 ORGANIZATION, STANDING AND POWER. The Company is a corporation duly incorporated and validly existing under the laws of the State of Oregon and has all requisite corporate power and authority to own, lease and operate its properties (including, without limitation, the Assets) and to carry on its business as now being conducted (including, without limitation, the Business). The Company is duly qualified and in good standing to conduct business in each jurisdiction in which the Business it is conducted, or the operation, ownership or leasing of its properties, makes such qualification necessary, except where the failure to be so qualified would not result in a Business Material Adverse Effect (as defined below). For purposes of this Agreement, the term "Business Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business operations, assets, results of operations, value, condition (financial or otherwise) or prospects of the Business, or any event or circumstance which would likely prevent, hinder or materially delay the consummation of any of the transactions contemplated by this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Patent and Trademark Agreement and the Internet Domain Name Assignment (the Bill of Sale, the Assignment and Assumption Agreement, the Patent and Trademark Agreement and the Internet Domain Name Assignment, collectively, the "Ancillary Agreements").

         2.2 AUTHORITY AND ENFORCEABILITY. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Board of Directors of the Company. No action of or consent or approval of the shareholders of the Company is necessary in order for the Company to execute this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement and the Ancillary Agreements have each been duly executed and delivered by the Company and, assuming this Agreement and the Ancillary Agreements constitute the valid and binding agreement of the other parties hereto and thereto, this Agreement and the Ancillary Agreements


                                       8

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constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         2.3 TITLE TO ASSETS; CONDITION. Except for the rights of the lessors under the Lease Agreements with respect to any Leased Equipment included within the Assets, the Company owns beneficially and of record, and has good and marketable title to, the Assets, free and clear of any Encumbrances (as defined below) and upon consummation of the transactions contemplated hereby, Purchaser will acquire good and marketable title to the Assets, free and clear of any Encumbrances. All tangible assets included within the Assets are in reasonably good working condition and repair, except for normal wear and tear. For purposes of this Agreement, the term "Encumbrance" shall mean and include any mortgage, pledge, claim, charge, lien, encumbrance, interest, option, right of first refusal, restriction, condition, violation, security interest or assessment of any nature affecting in any way the assets or property involved.

         2.4 NO VIOLATIONS RESULTING FROM TRANSACTIONS. The execution and delivery by the Company of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Company or any of its affiliates will not (a) conflict with or violate any provision of the articles of incorporation, as amended, or by-laws, as amended, of the Company, (b) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined in Section 2.5 below), (c) result in or constitute a breach or default, or require any consent or approval of or notice to any person or entity, or result in the creation of an Encumbrance, under or pursuant to (i) any of the Lease Agreements or the License and Distribution Agreements or (ii) any other material agreement which in any way relates to any of the Assets, the breach of which would (A) impair the abilities of the parties to consummate the transactions contemplated hereby or (B) create or impose any Encumbrance on any of the Assets, or (d) violate any court order or injunction or Law (as defined in Section 2.5 below) applicable to the Company or by which any of their respective assets are bound.

         2.5 COMPLIANCE WITH LAWS. The Business is, and at all times has been, in material compliance with all Laws applicable to the Business or to the conduct of the business or operations of the Business or the use of its properties (including any leased properties) and assets, and the Company has not received, and does not know of the issuance or threatened issuance by any Governmental Entity, of any notices of violation or alleged violation of any Law applicable to the Business. For purposes of this Agreement, (a) the term "Governmental Entity" shall mean any governmental authority, court, administrative agency or commission or other governmental or regulatory body or entity, whether federal, state, local or foreign, (b) the term "Law" shall mean any statute, law, ordinance, rule, regulation or administrative ruling or any governmental permit, franchise or license or any injunction, judgment, order or consent or similar decree or agreement, whether federal, state, local or foreign and shall include Environmental Laws, (c) the term "Environmental Laws" shall mean all Laws relating to Hazardous Substances, toxic torts, occupational health and safety, or the environment, including




                                       9

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without limitation, the Resource Conservation and Recovery Act ("RCRA"), the
Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Water Pollution Control Act, the Safe Drinking Water Act, and the Toxic Substances Control Act ("TSCA"), and any requirements promulgated pursuant to these Laws or any analogous foreign, state or local Laws and (d) the term "Hazardous Substance" shall mean any substance or material: (i) the presence of which requires investigation or remediation under any Law; or (ii) that is defined as a "hazardous waste" or "hazardous substance" under any law; or (iii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any Governmental Entity having or asserting jurisdiction over the Company; or
(iv) the presence of which causes a nuisance, trespass or other tortious condition; or (v) the presence of which poses a hazard to the health or safety of persons; or (vi) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos.

         2.6 LITIGATION. There is no action, suit, claim, investigation or proceeding, whether at Law or in equity (each, a "Legal Proceeding"), pending or, to the knowledge of the Company, threatened that relates in any way to the Assets or that questions the validity of this Agreement or the Ancillary Agreements or any action taken or to be taken by the Company or any of its affiliates in connection with the consummation of the transactions contemplated hereby or thereby. To the knowledge of the Company, no event has occurred and no circumstance, matter or set of facts exist which would constitute a valid basis for the assertion by any third party of any claim or Legal Proceeding challenging the validity of this Agreement or the Ancillary Agreements or any action taken or to be taken by the Company. There is no outstanding or, to the knowledge of the Company, threatened judgment, injunction, judgment, order or consent or similar decree or agreement of any Governmental Entity against, affecting the Business or any of the Assets. Section 2.6 of the Disclosure Schedule sets forth a complete list of all of the litigation to which the Company is a party as of the date hereof or to which the Company has been a party during the prior 12 months, together with a complete list of all product liability claims that have been brought against the Company during the past 12 months (whether or not resulting in litigation).

         2.7 FINANCIAL ADVISORS. No person or entity has acted directly or indirectly as a broker, finder or financial advisor for or to the Company or any of its affiliates in connection with the negotiations relating to or the transactions contemplated by this Agreement, and no person or entity is entitled to any fee or commission or like payment, or expense reimbursement, in respect of this Agreement or any of the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made by or on behalf of the Company or any of its affiliates.

         2.8      FINANCIAL STATEMENTS AND FINANCIAL CONDITION.

                  (a) FINANCIAL STATEMENTS. Attached hereto as Schedule 2.8 are true, correct and complete copies of the balance sheet (the "Balance Sheet") of the Company as at December 31, 1998 (the "Balance Sheet Date") and the related statements of earnings, shareholders' equity and cash flows of the Company for the periods then ended (including the related notes and schedules thereto) (the "Financial Statements"). The Financial Statements were prepared in accordance with the books and records of the Company and the Business, are complete and correct in all material respects, have each been prepared in accordance with U.S. generally accepted accounting principles applied consistently with the past practices of the Company ("GAAP") and present fairly the financial position (except as noted in the following sentence), results of operations and changes in financial position (except as noted in the following sentence) or cash flows, whichever is applicable, of the Company and the Business, as the case may be, as at the dates and for the periods indicated. The parties hereto acknowledge that in connection with an ongoing audit of the Financial Statements by the Company's accountants, certain assets of the Company relating to the Business reflected on the Financial Statements may be written down on the Balance Sheet to the extent that the Business is characterized as "discontinued operations" of the Company on the Balance Sheet.

                  (b) NO UNDISCLOSED LIABILITIES. As of December 31, 1998, the Company did not have any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the knowledge of the Company, there was no basis for the assertion of any claim or liability of any nature against the Company, which was not fully reflected in, reserved against or otherwise described in the Balance Sheet that would be required to be disclosed on a balance sheet prepared as of December 31, 1998 in conformity with GAAP. Since December 31, 1998, the Company has not incurred any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted) that would be required to be disclosed on a balance sheet prepared as of the date hereof in conformity with GAAP, other than those which (x) were incurred in the ordinary course of business consistent with past practice, and (y) would not, in the aggregate, result in a Business Material Adverse Effect.

                  (c) SOLVENCY. The Company has provided Purchaser with a true and correct copy of an operating plan, dated March 25, 1999, pursuant to which the Company will utilize the proceeds from the transactions contemplated hereby to repay certain indebtedness owed to Foothill Capital Corporation and will take other actions to satisfy obligations to its outstanding trade creditors (the "Operating Plan"). The Operating Plan, in the form in which it was provided to Purchaser, is acceptable to Foothill Capital Corporation as it relates to the payment of amounts owing to Foothill Capital Corporation, and the Board of Directors of the Company and has been reviewed and acknowledged by representatives of the Company's principal trade creditors; and no trade creditor of the Company that is owed in excess of $50,000, and no group of trade creditors that is owed in excess of $250,000 in the aggregate, has expressed any material objection to the Operating Plan. Immediately after giving effect to the transactions contemplated by this Agreement and the Operating Plan, the Company shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement and the Operating Plan, the Company shall have adequate capital to carry on its business. The Operating Plan includes, among other things, assumptions regarding revenues, margins, the market acceptance of the Company's products, the sale of the Company's building, financing


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from Foothill Capital Corporation or another financing source, interest rates, receivable repayment experience, operating costs and the absence of any adverse action against the Company by the Company's creditors. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company.

         2.9      INTELLECTUAL PROPERTY.

                  (a)      LIST OF INTELLECTUAL PROPERTY; SUFFICIENCY. Section
2.9 of the Disclosure Schedule attached to the Agreement sets forth a true, correct and complete list of all Company Intellectual Property (as defined in Section 1.1(b)) which is either owned by the Company, licensed by the Company or otherwise used in its business (other than commonly-used computer software which is generally available to the public and the use rights to which were legally acquired by the Company either for free or through established retail facilities) and indicates, with respect to each item of Intellectual Property listed thereon, (i) the owner thereof, (ii) if applicable, the name of the licensor and licensee thereof and the date(s) of any licenses or other agreements or contracts with respect thereto, (iii) with respect to the Transferred Trademarks, a list of each jurisdiction in which the Transferred Trademarks are registered or in which applications for registration are pending (including the registration and/or application number for each) and (iv) with respect to any patents included in the Company Intellectual Property, a list of all jurisdictions in which patents have been issued or patent applications have been filed (including the registration and/or application number for each). The Company owns or has the lawful right to use all intellectual property necessary for the conduct of its business as now conducted.

                  (b) TITLE; VALIDITY; PENDING APPLICATIONS; INFRINGEMENTS. Except as set forth in Section 2.9 of the Disclosure Schedule:

                           (i)      To the knowledge of the Company, the Company
owns, or has valid and enforceable rights to, the Company Intellectual Property sufficient to operate the Business as currently conducted. The Company has not received any notice or claim (whether written, oral or otherwise) challenging the validity or enforceability of any such Company Intellectual Property or challenging the Company's ownership or rights in such Company Intellectual Property or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto;

                           (ii) The Company has obtained valid and enforceable
trademark registrations with respect to the Transferred Trademarks in the United States, Japan and the member countries of the European Union and, to the Company's knowledge, the Transferred Trademarks are legally valid and enforceable without any material qualification, limitation or restriction on their use in every other jurisdiction in which the Business has been operated;

                           (iii) To the knowledge of the Company, the use of any
of the Company Intellectual Property will not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title or interest held by any other person or entity, and there have been no claims made with respect thereto; and

                           (iv)     To the knowledge of the Company, no other
Person is infringing in any material respect on any part of the Company Intellectual Property.

                  (c) FORFEITURE OF RIGHTS. The Company has not conducted its business, and has not used or enforced (or failed to use or enforce) any Company Intellectual Property, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the Company Intellectual Property, and the Company has not taken or failed to take any action that would result in the forfeiture or relinquishment of any Company Intellectual Property used in the conduct of the Business as now conducted. The Company has, and after giving effect to the consummation of the transactions contemplated by this Agreement, the Company will have, a valid registration and full rights (free of any material restriction) with respect to all Internet domain names which are currently used by the Company in the Business. The Company does not know of any new developments in any of the Company Intellectual Property owned, created or used by the Company or its competitors that might reasonably be expected to result in a Business Material Adverse Effect.

                  (d) PROTECTION AND MAINTENANCE OF INTELLECTUAL PROPERTY. Except as set forth in Section 2.9 of the Disclosure Schedule, the Company has taken all reasonable steps to (A) protect the Company's rights to the Company Intellectual Property and (B) prevent the unauthorized use thereof by, or the unauthorized disclosure thereof to, any other person, in each case in accordance with standard industry practice. Except as set forth in Section 2.9 of the Disclosure Schedule and except in the ordinary course of business consistent with past practices, neither the Company nor any of its affiliates, has granted to any other person any rights or permissions to use any of the Company Intellectual Property. With respect to any part of the Company Intellectual Property which was created by the Company or any of its agents or representatives (E.G., any copyrights, know-how, trade secret, trade right or confidential or proprietary report or information of the Company), (A) to the knowledge of the Company, no third party has any rights (whether non-exclusive or otherwise) in such Company Intellectual Property, and, except pursuant to reasonably prudent safeguards, no third party has received any confidential information relating to such Company Intellectual Property, (B) the Company is not under any contractual or other obligation to disclose to any third party any such Company Intellectual Property except pursuant to prudent and reasonable safeguards, and (C) there are no known significant defects therein and such Company Intellectual Property substantially conforms to all documentation and materials produced by the Company which describe such Company Intellectual Property.

         2.10 CONTRACTS. The Company has provided Purchaser with true and correct copies of the Assigned Contracts. With respect to the Assigned Contracts, there exists no default by the Company or, to the knowledge of the Company, any default or threatened default by any third party thereunder, that has affected or could reasonably be expected to affect the rights and privileges thereunder of the Purchaser as assignee of such contracts or result in any liability on the part of the Purchaser. Each Assigned Contract is a legal, valid and binding obligation of the Company and each other party thereto, enforceable against each such party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity. The transfer and assignment of the Assets contemplated by this Agreement will not result in any breach or default under, penalty under or modification to any Assigned Contract.

         2.11 INVENTORY. All items included in the Inventory are owned by the Company, free and clear of any Encumbrances, and are not held by the Company on consignment from others. All of the Inventory consisting of finished goods is of a quality and quantity usable and salable in the ordinary course of business. The Company's aggregate actual cost with respect to the Inventory is equal to the amount to be paid to the Company by Purchaser for such Inventory pursuant to
Section 1.2.

         2.12 PRODUCT WARRANTIES. Except as set forth on Section 2.12 of the Disclosure Schedule, no product manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return or other indemnity beyond the applicable standard terms and conditions of sale, which are set forth on Section 2.12 of the Disclosure Schedule. Section 2.12 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling its product warranty obligations relating to the Business during 1998. The Company has no reason to believe that warranty expense of the Business as a percentage of sales will increase materially in the future.

         2.13 LABOR AND EMPLOYMENT MATTERS. If required under the Workers Adjustment and Retraining Notification Act or other applicable state law regulating plant closing or mass layoffs, the Company has timely caused there to be filed or distributed, or will timely cause there to be filed or distributed, as appropriate, all required filings and notices with respect to employment losses occurring or expected to occur in connection with the consummation of the transactions contemplated by this Agreement. The Company has complied and is currently complying, in respect of all employees of the Company, with all applicable Laws respecting employment and employment practices and the protection of the health and safety of employees, from whatever source such Law may be derived, including, without limitation, statutes, ordinances, laws, rules, regulations, policies, standards, judicial or administrative precedents, judgments, orders, decrees, awards, citations, licenses, official interpretations and guidelines.

         2.14 NO MISREPRESENTATION. Neither this Agreement (including the schedules and exhibits hereto) or any information supplied by or on behalf of the Company or any of its affiliates to Purchaser in connection with this Agreement or the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Except as publicly disclosed in filings made by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the "1934 Act") or as otherwise disclosed directly to Purchaser, neither the Company nor any of its affiliates knows of any facts which are reasonably likely to cause a Business Material Adverse Effect after the date hereof (including after giving effect to the consummation of the transactions contemplated pursuant to this Agreement).

                                  ARTICLE III.

                     MISCELLANEOUS COVENANTS OF THE COMPANY

                  3.1 CONFIDENTIALITY. From and after the Closing, the Company shall, and shall use its best efforts to cause each of its respective representatives and affiliates to, (a) hold, in strict confidence, all confidential, proprietary or other non-public information or trade secrets relating to the Business or the Assets (the "Business Confidential Information"), unless compelled to disclose by judicial or administrative process or, by other requirements of law, and (b) not, directly or indirectly, except at the request of Purchaser, use for their own benefit or purposes, or release or disclose to any other person or entity, any such Business Confidential Information (except, to the extent reasonably required, for disclosure to those of the Company's advisors, attorneys and other representatives who agree to be bound by the provisions of this Section 3.2). Notwithstanding the foregoing, the term "Business Confidential Information" shall not include information (x) which is or becomes generally available to the public (other than as a result of the disclosure of such information by the Company or its directors, officers and employees or any of their respective representatives and affiliates), or (y) becomes available to the recipient of such information on a non-confidential basis from a source which is not, to the recipient's knowledge, bound by a confidentiality or other similar agreement, or by any other legal, contractual or fiduciary obligation which prohibits disclosure of such information.

         3.2      RIGHT OF FIRST REFUSAL

                  (a) OFFER NOTICE. The Company agrees that, prior to entering into, soliciting offers for, or accepting any offers for, a proposed Corporate Event (a "Proposed Event"), the Company will provide Purchaser with a written offer to engage in such Proposed Event (an "Offer Notice"), specifying the terms and conditions of the Proposed Event, including the proposed selling price for the Company, its capital stock or assets, as applicable (the "Proposed Selling Price"), the proposed structure of the transaction, when the Proposed Event involves an acquisition of assets, a description of the assets to be sold (the "Sale Assets"), when the Proposed Event involves a sale of stock or other equity interests, a description of such stock or equity interests (the "Stock") and the other material terms and conditions of the Proposed Event. In the event that the Company proposes to enter into, solicit offers for or accept an offer for, a Proposed Event on terms and conditions that are not substantially the same as the terms and conditions specified in the last Offer Notice, the Company agrees to provide Purchaser with a new Offer Notice pursuant to this Section
3.2. Without limiting the generality of the foregoing, a purchase price that is ninety-five percent (95%) or less of the purchase price in the last Offer Notice received by Purchaser shall be deemed not to be substantially the same terms and conditions as specified in the last Offer Notice and shall require the Company to deliver to Purchaser a new Offer Notice. Purchaser shall have twenty-one (21) days from the date of receipt of each Offer Notice to conduct any due diligence with respect to the Proposed Event and to deliver written notice to the Company agreeing in writing to purchase the Company, the Stock or the Sale Assets, as the case may be, at the Proposed Selling Price and on substantially the same terms and conditions specified in such Offer Notice, which agreement shall call for the closing of such purchase within 180 days from the date of delivery of such notice to the Company (such 180-day period subject to extensions for regulatory compliance). If Purchaser fails to so agree in writing within such twenty-one (21) day period, for a period of sixty (60) days thereafter, the Company shall have the right to enter into a binding agreement with any party listed in such Offer Notice substantially on the same terms and conditions as those described in such Offer Notice, which agreement calls for the completion of the Corporate Event within six (6) months of the date of such agreement (such six month period subject to extensions for regulatory compliance), provided that the selling price for the Company, the Stock or the Sale Assets, as the case may be, is ninety-five percent (95%) of, or greater than, the Proposed Selling Price specified in the last Offer Notice. The rights of the Purchaser pursuant to this
Section 3.2 shall expire on December 31, 1999, unless an Offer Notice shall have been sent to Purchaser prior to such date, in which event, the rights of Purchaser pursuant to this Section 3.2 shall expire at such time as Purchaser's rights with respect to such Offer Notice expire pursuant to this Section 3.2.

                  (b)      CORPORATE EVENT DEFINED. For the purposes of this
Section 3.2, "Corporate Event" shall mean any of the following, whether accomplished through one or a series of related transactions: (i) the acquisition of all or substantially all the assets of the Company or all or substantially all of the assets of the Company used in the operation of its Westbeach clothing or retail business (the "Westbeach Business'), (ii) an acquisition of the Company by consolidation, merger, share purchase or exchange, or other reorganization or transaction in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction, and (iii) any acquisition of the trademarks or the retail stores associated with the Westbeach Business. The Company agrees that it will provide the Purchaser with detailed written notice of any offer from a third party for a proposed Corporate Event within one (1) business day of the date the Company first becomes aware of such offer or proposed Corporate Event. In addition, the Company agrees that it will provide the Purchaser, within twenty-four (24) hours of the Company's becoming aware thereof, with detailed written notice of any offer from a third party to acquire fifty percent (50%) or more of the Company's outstanding voting securities.


                                   ARTICLE IV.
             REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

         Purchaser hereby represents and warrants to the Company as follows:

         4.1 ORGANIZATION, STANDING AND POWER. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         4.2 AUTHORITY. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and the Ancillary Agreements to which Purchaser is a party have each been duly executed and delivered by Purchaser and, assuming this Agreement and the Ancillary Agreements constitute the valid and binding agreement of the other parties hereto, this Agreement and the Ancillary Agreements constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         4.3 NO VIOLATIONS RESULTING FROM TRANSACTIONS. Except for those matters which in the aggregate would not result in a Purchaser Material Adverse Effect, the execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby by Purchaser will not (a) conflict with or violate any provision of the certificate of incorporation, articles of association or other organizational documents of Purchaser, (b) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, (c) result in or constitute a default, or require any consent or approval of or notice to any person or entity, or result in the creation of an Encumbrance, under or pursuant to any loan or credit agreement, note, mortgage, indenture or other material agreement, obligation or instrument to which Purchaser is a party or by which any of its assets are bound, or (d) violate any Law applicable to Purchaser or by which any of its assets are bound. For purposes of this Agreement, the term "Purchaser Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business, assets, prospects, results of operations, value or financial or other condition of Purchaser and its subsidiaries (taken as a whole), or any event or circumstance which would likely prevent, hinder or materially delay the consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements.

                                   ARTICLE V.
                              ADDITIONAL AGREEMENTS

         5.1      ADDITIONAL AGREEMENTS.

                  (a) FURTHER ASSURANCES. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or the Ancillary Agreements, each party hereto shall use its respective commercially reasonable efforts to take or cause to be taken all such necessary action. Without limiting the generality of the foregoing, at any time and from time to time after the Closing Date, at the request of and reasonable expense of Purchaser, each of the parties hereto shall execute and deliver such other instruments of assignment and transfer, and shall take such action as Purchaser may reasonably deem necessary or appropriate, in order to more effectively transfer, convey and assign to Purchaser and to confirm Purchaser's right, title and interest in, all of the Assets to be transferred pursuant to this Agreement, to put Purchaser and its affiliates in actual possession and operating control thereof and to permit Purchaser and its affiliates to exercise all rights with respect thereto including, without limitation, rights under any Non-Assignable Agreements (as defined below). In furtherance thereof, the Company agrees, from and after the Closing Date, to provide Purchaser with cooperation and assistance in connection with the transfer of the Assets to Purchaser, including, without limitation, by (i) forwarding to Purchaser all telephone inquiries relating to

"Morrow" branded products and (ii) forwarding to Purchaser all purchase orders for "Morrow" branded products.

                  (b) NON-ASSIGNABLE AGREEMENTS. In the event and to the extent that the Company is unable to obtain any required consent to the transfer at Closing to Purchaser of any Assigned Contract (any such contract, the "Non-Assignable Agreement"), then (i) the Company shall remain a party to and shall continue to be bound by such Non-Assignable Agreement, (ii) Purchaser shall pay, perform and discharge fully all of the obligations of the Company thereunder from and after the Closing Date, upon the terms and subject to the conditions of such Non-Assignable Agreement, (iii) the Company shall, without further consideration therefor, pay, assign and remit to Purchaser promptly all monies, rights and other consideration received in respect of such Non-Assignable Agreement on and after the Closing Date, and (iv) the Company shall, without further consideration therefor, exercise and exploit its rights and options under such Non-Assignable Agreement in the manner and only to the extent directed by Purchaser and at Purchaser's sole expense. If and when any consent shall be obtained following the Closing Date with respect to the transfer by the Company to Purchaser of any such Non-Assignable Agreement or such Non-Assignable Agreement shall otherwise become assignable following the Closing Date, the Company shall promptly assign all of its rights and obligations thereunder to Purchaser, without further consideration therefor, and Purchaser shall, without further consideration therefor, assume such rights and obligations, to the fullest extent permitted. The existence of the provisions of this Section 5.1(b) shall not reduce or otherwise adversely affect any party's ability to enforce any of its rights under this Agreement.

         5.2 PUBLICITY. Purchaser and the Company will consult with each other and will mutually agree upon any press release or public announcement pertaining to this Agreement or the Ancillary Agreements and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except that either party may issue any such release or make any such public announcement as it determines, in its sole discretion, may be required by applicable Law (including the 1934 Act) or by obligations pursuant to any listing agreement with any national securities exchange, in which case the parties shall use reasonable efforts to consult in good faith with each other (but shall not be required to obtain the agreement of either party) before issuing any such press release or making any such public announcement. The Company will include in any press release relating to the transaction a statement that it has exited the snowboard business, closed its manufacturing plant, laid off its snowboard business employees and sold the "Morrow" and "Morrow Snowboards" brand names to an affiliate of K2, Inc.

         5.3 CEASING USE OF THE NAME OF THE BUSINESS. Immediately after the Closing, the Company shall cease using any of the Transferred Trademarks and, as promptly as practicable after the Closing (and in any event by no later than July 15, 1999), the Company shall amend its Certificate of Incorporation to adopt a name that does not include the word "Morrow." If the Company does not obtain the requisite vote of its shareholders to approve an amendment to its Certificate of Incorporation to change its name at the first meeting of shareholders convened to vote on the amendment, the Company will convene a subsequent meeting of its shareholders to vote on the amendment within three (3) months thereafter and will resubmit the matter to the vote of its shareholders in successive three (3) month intervals thereafter until such time as the amendment is approved. Pending the Company's receipt of shareholder approval to change its name as required by the preceding sentence, the Company shall operate exclusively under a "dba" name that does not include the word "Morrow." Notwithstanding the foregoing, the Purchaser hereby grants to the Company a non-exclusive royalty-free license to use the "Morrow" and "Morrow Snowboards" trademarks for a period not to exceed three (3) months following the Closing Date solely in connection with the sale by the Company pursuant to
Section 5.4 of any remaining inventory of finished goods not purchased by Purchaser pursuant to this Agreement.

         5.4 SALE OF EXCESS INVENTORY. The Company agrees that, following the Closing Date, it will sell any remaining Morrow branded finished goods not acquired by Purchaser pursuant to this Agreement in a manner that will not disrupt the market for, or in any way damage, the "Morrow" brand. Without limiting the foregoing, the Company agrees that it will sell such finished goods following the Closing Date only to retailers that have purchased product directly from the Company during the twelve (12) month period preceding the Closing Date. The Company agrees to provide the Purchaser with two (2) days advance written notice of any proposed sale of such finished goods at a price below the Company's actual cost for such goods; and the Purchaser shall have the right to acquire such finished goods from the Company at such price by providing the Company with written notice of its election to acquire the goods within five
(5) days after receipt of such notice from the Company.

         5.5 ACCESS TO PREMISES. The Company grants Purchaser and its personnel a license expiring twenty-one (21) days following the Closing Date to enter the Company's premises at which the Owned Equipment and Leased Equipment is located for the purpose of removing such equipment. Pending the removal of the Owned Equipment and Leased Equipment by Purchaser, the Company agrees to refrain from using such equipment and to maintain such equipment in a safe, secure and locked environment on its premises.

         5.6. TERMINATION OF MORROW SALES REPRESENTATIVES. On the Closing Date or as soon thereafter as possible after compliance by the Company with any advance notice requirements under existing contracts or applicable Law, the Company shall terminate its relationships with all sales representatives with respect to sales of "Morrow" branded products. In connection with the termination of such sales representatives, the Company and Purchaser shall each provide the terminated sales representatives with written notification, in form and substance satisfactory to Purchaser, that the Purchaser intends to continue to pay such sales representatives at their stated commission rate under their terminated contracts for sales of "Morrow" branded products for the 1999/2000 season.

         5.7 PROVISION OF REPLACEMENT SNOWBOARDS. The Purchaser agrees that, for a period of eighteen (18) months following the Closing Date, it will sell snowboards to the Company at Purchaser's cost in quantities sufficient to enable the Company to fulfill its obligations to provide replacement snowboards under customer warranties granted by the Company.

                                   ARTICLE VI.

                           SURVIVAL; INDEMNIFICATION

         6.1 GENERAL SURVIVAL. The parties hereto agree that regardless of any investigation made by the parties hereto, (a) the representations and warranties of the parties hereto contained in this Agreement shall survive the execution and delivery of this Agreement for a period beginning on the date hereof and ending on the eighteen month anniversary of the Closing Date, and (b) each covenant and agreement set forth in this Agreement which by its terms is to be performed after the Closing Date shall survive the execution and delivery of this Agreement and shall continue until the expiration of the applicable statute of limitations period, unless otherwise expressly provided for herein (all of the time periods set forth above, collectively referred to as the "Survival Period"). Notwithstanding anything to the contrary contained herein, no claim, suit or proceeding for breach of any representation or warranty of any party set forth in this Agreement may be brought by any person unless written notice of such claim shall have been given on or prior to the last day of the applicable Survival Period (in which event each such representation or warranty shall, with respect to the specific claim made, survive the applicable Survival Period until such claim is finally resolved and all obligations with respect thereto are fully satisfied).

         6.2      INDEMNIFICATION.

                  (a) INDEMNIFICATION PROVISIONS IN GENERAL. Subject to the provisions of Section 6.1, the Company hereby agrees to indemnify, defend and hold harmless Purchaser and each of its officers, directors, shareholders and affiliates (each, an "Indemnified Person") from and against and in respect of any and all Losses (as defined below) resulting from, arising out of, relating to, imposed upon or incurred by an Indemnified Person by reason of:

                           (i)      any inaccuracy in or breach of any of the
Company's representations, warranties, covenants or agreements contained in this Agreement, or in any other agreement or document entered into or delivered on or after the date hereof in connection with this Agreement or any of the transactions contemplated hereby and thereby;

                           (ii)     any non-compliance with any notice
requirement, if any, which may be contained in the Workers Adjustment and Retraining Notification Act;

                           (iii)    the non-performance, partial or total, of
any agreement of the Company contained in this Agreement or any of the Ancillary Agreements;

                           (iv)     any liability or obligation whatsoever of
the Company, whether arising before or after the Closing Date and whether or not related to the Business (other than those specifically assumed by Purchaser pursuant to Section 1.1(c)); including, without limitation, those arising out of
(A) any injury to or sustained by any person whether before or after the Closing relating to or arising from the use of products manufactured by the Company prior to the Closing, (B) any claims that may arise (whether or not meritorious) asserted against, by or on behalf of the Company or any creditor of the Company based upon bulk sales, fraudulent conveyance or other similar loss for the protection of creditors, (C) any claims that may arise (whether or not meritorious) asserted against, by or on behalf of the Company or any shareholder or creditor of the Company on the basis that, or the theory that, this Agreement and the transactions contemplated hereby required the consent or approval of shareholders of the Company, (D) any claims (whether or not meritorious) asserted by persons or entities with which the Company had engaged in discussions regarding a sale of all or a portion of its business alleging any rights to any of the Assets, (E) any warranty claims (whether or not meritorious) relating to products manufactured by the Company prior to the Closing, (F) any liability or obligation of the Company to its employees or independent contractors by contract or under applicable Law, (G) any obligation of the Company for the payment of federal, state or local taxes (other than those required to be paid by Purchaser pursuant to Section 7.11), (H) any claims (whether or not meritorious) that any actions taken by the Company in connection with the operation of the Business prior to the Closing Date infringed upon the intellectual property rights of any third party, or (I) any liability or obligation of the Company, whether currently in existence or arising hereafter, which arise under or relate to any Environmental Law; and

                           (v)      the failure of the Company to transfer to
Purchaser good, valid and marketable title to the Assets free of any Encumbrances;

PROVIDED that in no event shall the Company be liable for any Losses arising under clause (i) above until the amount of all such Losses incurred by the Indemnified Person, in the aggregate, exceeds $100,000, in which event the Company shall be responsible for all such Losses in excess of $100,000. For purposes of this Agreement, the term "Losses" means any and all deficiencies, judgments, settlements, demands, claims, actions or causes of action, assessments, liabilities, losses, damages (whether direct, indirect, incidental or consequential), interest, fines, penalties, costs and expenses (including, without limitation, reasonable legal, accounting and other costs and expenses incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification therefor).

                  (b) DISREGARDING SPECIFIC MATERIALITY EXCEPTIONS. For purposes of the indemnification obligations hereunder and the calculation of Losses, any inaccuracy in or breach of a representation of warranty shall be deemed to constitute a breach of such representation or warranty, notwithstanding any limitation or qualification as to materiality set forth in such representation or warranty as to the scope, accuracy or completeness thereof, it being the intention of the parties that Purchaser and the other indemnitees shall be indemnified and held harmless from and against any and all Losses arising out of or based upon or with respect to the failure of any such representation or warranty to be true, correct and complete in any respect.

         6.3 NOTICE. If any claims in respect of Losses shall be asserted against and Indemnified Person or any of their respective successors in respect of which such Indemnified Person proposes to demand indemnification from the Company under Section 6.2 hereof, such Indemnified Person shall notify the Company in a reasonably prompt manner; PROVIDED that failure to give such reasonably prompt notice shall not release, waive or otherwise affect any party's obligations with respect thereto except to the extent such party can reasonably demonstrate it was actually and materially prejudiced as a result thereof.

                                  ARTICLE VII.
                               GENERAL PROVISIONS

         7.1 NOTICES. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally or telecopied or sent by overnight courier, or by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally or by courier or telecopied, or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

                  (a)   if to Purchaser, to:

                              K2 Acquisitions Inc.
                              4900 South Eastern Avenue
                              Los Angeles, California 90040
                              Telephone: (323) 724-2800
                              Facsimile: (323) 724-0470
                              Attention: Michael J. DeMartini

                        with a copy to:

                              Gibson, Dunn & Crutcher LLP
                              333 South Grand Avenue
                              Los Angeles, California  90071
                              Telephone: (213) 229-7000
                              Facsimile: (213) 229-7520
                              Attention: Bradford P. Weirick, Esq.

                  (b)   if to the Company, to:

                              Morrow Snowboards, Inc.
                              2600 Pringle Road, S.E.
                              Salem, Oregon
                              Telephone: (503) 375-9300
                              Facsimile: (503) 315-1199
                              Attention: P. Blair Mullin

                        with a copy to:

                              Herschner, Hunter, Andrews, Neill & Smith LLP 180 East 11th Avenue
                              Eugene, Oregon  97440
                              Telephone: (541) 686-8511
                              Facsimile: (541) 344-2025
                              Attention: Robert A. Stout, Esq.

         7.2 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be considered an original and all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         7.3 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. This Agreement is not intended to confer upon any person, other than the parties hereto, any rights or remedies hereunder.

         7.4 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law thereof.

         7.5 ARBITRATION. Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (except for actions by any party seeking equitable, injunctive or other relief under Section 7.9) shall be finally settled by arbitration as follows: Any party who is aggrieved shall deliver a notice to other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice shall be submitted to arbitration in Los Angeles, California to the American Arbitration Association ("AAA"), before a single arbitrator appointed in accordance with the AAA's Commercial Arbitration Rules, modified only as herein expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The decision of the arbitrator on the points in dispute will be final, unappealable and binding and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator will be authorized to apportion its fees and expenses and the reasonable attorney's fees and expenses of the parties as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expense of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney. The parties agree that this clause has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this clause shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award and other than any actions contemplated pursuant to Section 7.9 below. The parties shall keep confidential, and shall not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

         7.6 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. In the event that the enforceability of any non-competition or similar covenants contained herein is called into question as the result of time, geographical or other applicable limitations specified in such covenants, such time, geographical or other applicable limitations shall be deemed modified to the minimum extent necessary to render the applicable provisions of such covenants enforceable.

         7.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; PROVIDED that Purchaser may assign its rights and obligations to any affiliate. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         7.8 SPECIFIC PERFORMANCE. The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. The Company acknowledges that its failure (and the failure of any of its directors, officers, employees, agents or representatives) to comply with any of the provisions of Sections 3.1, 3.2, 5.2 and 5.3 hereof will result in irreparable harm for which there is no adequate remedy at law and that Purchaser shall be entitled, without the necessity of proving actual damages, to injunctive relief in addition to damages and all other remedies which may otherwise be available to Purchaser.

         7.9 AMENDMENT. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Purchaser and the Company and each party hereto agrees to be bound by any such amendment, modification or supplement.

         7.10 FEES AND EXPENSES. All costs and expenses, including all fees and expenses of attorneys, investment bankers, lenders, financial advisers and accountants, in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, shall be paid by the party incurring such costs and expenses.

         7.11 SALES AND USE TAXES. All sales, use and transfer imposed by any state or local jurisdiction in the State of Oregon applicable to the transactions contemplated hereby will be paid by the Company; and all sales, use and transfer taxes imposed by any state or local jurisdiction in any state other than the State of Oregon applicable hereby will be paid by Purchaser.

         7.12 INTERPRETATION. The parties hereto agree that, whenever any matter is stated in this Agreement to be to the "knowledge of the Company" (or any other similar phrase or reference), such reference shall be deemed to be the knowledge of the Company and each of the directors, officers and key employees of the Company, in each case after reasonable investigation by such persons as to such matter.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each of the parties hereto as of the date first above written.

                                        K2 ACQUISITIONS INC.


                                        By:
                                             Name:
                                             Title:

                                        MORROW SNOWBOARDS, INC.


                                        By:
                                             Name:
                                             Title:

                                    EXHIBITS



Exhibit A                           Bill of Sale

Exhibit B                           Assignment and Assumption Agreement

Exhibit C                           Assignment of Patents and Trademarks

Exhibit D                           Internet Domain Name Assignment


                                                                       EXHIBIT A

                                  BILL OF SALE


         This Bill of Sale (this "Bill of Sale") is made by Morrow Snowboards, Inc., an Oregon corporation (the "Company"), and given to K2 Acquisitions Inc., a Delaware corporation ("Purchaser").

         For the consideration set forth in Section 1.2 of that certain Acquisition Agreement dated as of March __, 1999 (the "Acquisition Agreement") by and among the Company and Purchaser, the Company hereby sells, conveys, transfers, assigns and delivers to Purchaser all right, title and interest in and to the Assets, as defined in Section 1.1(b) of the Acquisition Agreement.

         The Company agrees that it has made certain representations and warranties with respect to the ownership of the Assets as more fully described in Section 2.4 of the Acquisition Agreement. Further, the Company agrees that it has represented and warranted in Section 2.4 of the Acquisition Agreement that each item of tangible personal property included in the Assets is in reasonably good working condition and repair, except for normal wear and tear.

         Subject to the terms and conditions of the Acquisition Agreement, the Company hereby constitutes and appoints Purchaser and its successors and assigns as the Company's true and lawful attorney and stead, on behalf of and for the benefit of the Company, its successors and assigns, to demand and receive any and all of the Assets and to give receipts and releases for and in respect to the same and any part thereof, and from time to time to institute and prosecute in the Company's name or otherwise for the benefit of Purchaser, its successor and assigns any and all proceedings at law, in equity or otherwise, which Purchaser, its successors and assigns may deem


                                   Exhibit A
                                        1
proper for the collection or reduction to possession of any of the Assets or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, transferred, assigned and delivered, or intended so to be, and to do all acts and things in relation to the Assets which Purchaser, its successors and assigns, shall deem desirable. The Company hereby declares that the foregoing powers are coupled with an interest and are not and shall not be revocable by the Company in any manner for any reason whatsoever.

         After the date hereof, the Company shall promptly forward to Purchaser all mail, telegrams and other communications, and all express or other packages, addressed to the Company or its agents to the extent the same relate to the Assets.

         From time to time after the date hereof, at the request of Purchaser, the Company shall, without consideration, deliver such further instruments of transfer and shall take such other action as Purchaser may reasonably request in order to convey more effectively any of the Assets transferred hereunder to Purchaser.

         This Bill of Sale is being executed and delivered by the Company as of the date set forth below pursuant to the terms of the Acquisition Agreement.

         Executed at ______________, ___________, this ___ day of March, 1999.


                                        MORROW SNOWBOARDS, INC.,
                                        an Oregon corporation



                                        By:
                                           ------------------------------------
                                           Name:
                                                 ------------------------------
                                           Title:
                                                 ------------------------------


                                   Exhibit A
                                        2

                                    EXHIBIT B


                       ASSIGNMENT AND ASSUMPTION AGREEMENT

         This Assignment and Assumption Agreement is dated as of March __, 1999 (the "Agreement"), by and between K2 Acquisitions Inc., a Delaware corporation ("Purchaser"), and Morrow Snowboards, Inc., an Oregon corporation (the "Company").

                                 R E C I T A L S

         A. The parties have entered into an Acquisition Agreement dated as of March __, 1999 (the "Acquisition Agreement"), pursuant to which, on the date hereof, the Company will sell, assign, transfer and convey to Purchaser, and Purchaser will purchase and accept from the Company, all of the Company's right, title and interest in and to the Assets. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Acquisition Agreement.

         B. As part of the consideration for the sale by the Company to Purchaser of the Assets as contemplated by the Acquisition Agreement, the Company has agreed to assign to Purchaser all of its rights under, and Purchaser has agreed to assume the obligations of the Company under, the Assigned Contracts.

                                A G R E E M E N T

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. ASSIGNMENT OF ASSETS. The Company hereby assigns to Purchaser all of its right, title, claim and interest in, to and under the Assigned Contracts.

         2. ASSUMPTION OF OBLIGATIONS. Purchaser, for itself and its successors and assigns, hereby assumes and agrees to perform and discharge all of the obligations of the Company under the Assigned Contracts.

         3. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, excluding the laws pertaining to conflicts or choice of law.


                                   Exhibit B
                                       1

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the first date written above.


                                        MORROW SNOWBOARDS, INC., an Oregon
                                        corporation


                                        By:
                                           ------------------------------------
                                           Name:
                                                 ------------------------------
                                           Title:
                                                 ------------------------------


                                        K2 ACQUISITIONS INC., a Delaware
                                        corporation


                                        By:
                                           ------------------------------------
                                           Name:
                                                 ------------------------------
                                           Title:
                                                 ------------------------------


                                   Exhibit B
                                        2

                                                                       EXHIBIT C

                      ASSIGNMENT OF PATENTS AND TRADEMARKS


         This Assignment of Patents and Trademarks is dated March __, 1999 (the "Assignment") and is by and among Morrow Snowboards, Inc., an Oregon corporation (the "Company"), and K2 Acquisitions Inc, a Delaware corporation (the "Purchaser").

         WHEREAS, the Company has adopted, used, is using, intends to use and is the owner of certain patents and trademarks and applications for registered patents and trademarks, a list of which is attached hereto as Exhibit A (the "Patents" and "Trademarks," respectively); and

         WHEREAS, as a part of the Acquisition Agreement entered into by the parties on even date herewith, the Purchaser desires to acquire all of the Company's right, title and interest in and to the Patents and the Trademarks and Assignor is willing to sell the same to the Purchaser;

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company does hereby assign to the Purchaser all right, title and interest in and to the Patents and the Trademarks, together with the whole goodwill of the business symbolized by the Trademarks, and all causes of action for past infringement of the Patents and the Trademarks.

         Assignor hereby authorizes and requests the firm of Gibson, Dunn & Crutcher LLP to correct any errors in this Assignment or to insert any further identification or other information necessary or desirable to make this Assignment suitable for recording in the United States Patent & Trademark Office when such identification or information becomes known.


                                   Exhibit C
                                       1

         IN WITNESS WHEREOF, this Assignment has been duly executed and delivered by or on behalf of each of the undersigned as of the date first above written.

                                        MORROW SNOWBOARDS INC.

                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:



                                   Exhibit C
                                        2

                                    EXHIBIT A
                     LIST OF ASSIGNED PATENTS AND TRADEMARKS
                      AND PATENT AND TRADEMARK APPLICATIONS



PATENTS                     REGISTRATION NUMBER   REGISTRATION DATE     COUNTRY

      [insert to follow]


TRADEMARKS                  REGISTRATION NUMBER   REGISTRATION DATE     COUNTRY

      [insert to follow]



and the following applications now pending:

PATENT APPLICATIONS         APPLICATION NUMBER]   DATE OF APPLICATION   COUNTRY

      [insert to follow]

TRADEMARK APPLICATIONS      SERIAL NUMBER         DATE OF APPLICATION   COUNTRY

      [insert to follow]


                                                                       EXHIBIT D


                         INTERNET DOMAIN NAME ASSIGNMENT


         THIS ASSIGNMENT, dated as of March __, 1999 (this "Assignment"), is by and between MORROW SNOWBOARDS, INC., an Oregon corporation ("the Company"), and K2 ACQUISITIONS INC., a Delaware corporation (the "Purchaser").

         WHEREAS, the Company is the sole owner of all right, title and interest in and to the Domain Names, as defined below; and

         WHEREAS, as a part an Acquisition Agreement entered into by the parties on even date herewith, the Company desires to acquire all of Assignor's right, title and interest in and to the Domain Names, and Assignor is willing to sell the same to the Purchaser;

         THEREFORE, in consideration of the payment and other obligations set forth in the Acquisition Agreement, the parties hereto agree as follows:

         1.       DEFINITION OF DOMAIN NAMES.

         As used in this Assignment, "Domain Names" shall mean the top-level internet domain name "morrowsnowboards.com" including all lower-level internet domain names for which "morrowsnowboards.com" is a root or parent, whether in the form of an address for use in electronic mail transfer, a Universal Resource Locator (or URL), a file transfer protocol (or FTP) location, or other form suitable for specifying the location of an electronic data file over a distributed computer network.

         2.       DOMAIN NAME ASSIGNMENT.

         The Company hereby, assigns, sells, quitclaims and transfers to the Purchaser all rights of license, assignment, ownership, title or other interest in and to the Domain Names. The Company covenants to promptly take whatever actions are reasonably necessary, including, but not limited to, executing additional assignments as requested by the Company, to assist the Purchaser in perfecting the Purchaser's rights to the Domain Names. In particular, the Company hereby covenants to fully cooperate with and assist the Company in the submission of any electronic mail messages required by Network Solutions, Inc. ("NSI") (or any other entity responsible for maintaining records of ownership of Internet domain names) to transfer the assignment of the Domain Names from the Company to the Purchaser, in accordance with NSI's (or such other entity's) procedures and policies.

         3.       RIGHT TO ASSIGN.

         The Company represents and warrants to the Purchaser that the Company is the sole owner of all right, title and interest in and to the Domain Names, free and clear of any liens, material restrictions or adverse claims, and that Assignor has neither transferred nor caused to be


                                   Exhibit D
                                       1
transferred any right, title or interest in any of the Domain Names to any person not a party to this Assignment.

         4.       GOVERNING LAW.

         This Assignment shall be governed by and construed in accordance with the laws of the State of California without giving effect to choice of law principles.

         5.       INTEGRATION CLAUSE.

         This Assignment, and the Acquisition Agreement, constitute the entire agreement between the parties with respect to the assignment of the Domain Names and supersede all prior oral and written, and all contemporaneous oral, agreements and understandings.

         6.       NO WAIVER.

         Without waiving the applicable statutes of limitations, the parties understand and agree that no forbearance by any party to enforce any provisions hereof or any rights existing hereunder shall constitute a waiver of such provisions or rights, or be deemed to affect an amendment or modification of this Assignment.

         7.       MODIFICATION.

         This Assignment shall not be amended or modified except in writing signed by both parties hereto.

         8.       PROOF OF ASSIGNMENT.

         This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Assignment to produce or account for more than one such counterpart.

                                      MORROW SNOWBOARDS, INC.

                                      By: ________________________________
                                      Its:


                                      K2 ACQUISITIONS INC.

                                      By: ________________________________
                                      Its:


                                   Exhibit D
                                       2